Exhibit 99.2

FUJI KOSAN COMPANY, LTD.
4-3, Kanda Surugadai, Chiyoda-ku,
Tokyo

To U.S. Shareholders:

This sole share transfer described herein involves securities of a Japanese company. The sole share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, has been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the sole share transfer, such as in open market or privately negotiated purchases.

To All Shareholders:

This document is sent to you pursuant to Rule 802 under the US Securities Act of 1933, as amended. Rule 802 provides an exemption from the registration requirements of the Securities Act for certain exchange offers and business combinations by foreign private issuers involving the issuance of securities. The document provided herein is an English translation of the notice that was previously sent to you from Fuji Kosan Company. Besides this cover page, the document is identical in all aspects.

June 30, 2025

To Our Shareholders

Yasuhiro Kawasaki, Representative Director, CEO

FUJI KOSAN COMPANY, LTD.

4-3 Kanda-Surugadai, Chiyoda-ku, Tokyo

Notice of Share Delivery Following a Share Transfer

We would like to express our appreciation for your continued support and patronage.

The 95th Ordinary General Meeting of Shareholders of the Company held on Friday, June 27, 2025, resolved to execute a single share transfer and establish FUJI UNITED HOLDINGS COMPANY,LTD., which will serve as a wholly owned parent company. The Company will become a wholly owned subsidiary of this holding company.

Following the share transfer, each shareholder listed in the Company’s final shareholder register on Tuesday, September 30, 2025, will receive one common share of FUJI UNITED HOLDINGS COMPANY,LTD.for one common share of the Company they hold. This exchange will take place on the effective date of the share transfer, which is Wednesday, October 1, 2025.

The following explains how related shares should be delivered and traded before and after the share transfer.

1. Allotment of shares of FUJI UNITED HOLDINGS COMPANY,LTD.

Each shareholder listed in the Company’s final shareholder register on Tuesday, September 30, 2025, will receive one share of FUJI UNITED HOLDINGS COMPANY,LTD. for one common share of the Company they hold.

Shareholders do not need to follow any special procedures to receive shares of FUJI UNITED HOLDINGS COMPANY,LTD.

(Notes)

Currently, the trading unit of shares for the Company is 100 shares. Shares numbering 99 or fewer cannot be traded on the market. Shareholders may request the purchase of these shares.

The unit of shares for FUJI UNITED HOLDINGS COMPANY,LTD. to be delivered to shareholders on Wednesday, October 1, 2025, following the share transfer is 100 shares. Shares can be traded in multiples of 100. Shareholders may request the purchase of up to 99 shares.

2. Schedule for the share transfer and trading of shares

The following explains how shares can be traded.

Date	Schedule	Trading of shares
Monday, September 29, 2025	Date of delisting of the Company’s Stock	The Company’s shares cannot be traded on the stock exchange from Monday, September 29, 2025.
Wednesday, October 1, 2025	Effective date of the share transfer Date of listing of FUJI UNITED HOLDINGS COMPANY,LTD. Trading start date of new shares	Shares of FUJI UNITED HOLDINGS COMPANY,LTD. can be traded from Wednesday, October 1, 2025.

3. Request for purchase of shares less than one unit

(1)	Request for purchase of less than one unit of shares (fewer than 100 shares) of the Company

Date	How to request purchase of shares
Up to Wednesday, September 24, 2025	Shares will be purchased as they have been according to the Company’s Share Handling Regulations. Please use the Fractional Share Purchase Request Form.
From Thursday, September 25, 2025	Purchase requests will not be accepted from this date.

(2)	Request for purchase of less than one unit of shares (fewer than 100 shares) of FUJI UNITED HOLDINGS COMPANY,LTD.

Date	How to request purchase of shares
From Wednesday, October 1, 2025 (effective date)	Shares will be purchased according to the Share Handling Regulations of FUJI UNITED HOLDINGS COMPANY,LTD. Please use the Fractional Share Purchase Request Form.

4. Inquiries about this matter

If you have any questions, please contact the administrator (contact for inquiries) below.

<Contact for inquiries>

1-1 Nikko-cho, Fuchu-shi, Tokyo 183-0044

Administrator of the Register of Shareholders

Stock Transfer Agency Department, Mitsubishi UFJ Trust Banking Corporation

Website: https://www.tr.mufg.jp/daikou/

Toll free number: +81-42-204-0303 (opening hours: 9:00-17:00 excluding Saturdays, Sundays and holidays)

(Note) The above is for an administration center. You cannot visit it to ask questions.

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